Exhibit 23.01



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Foodarama Supermarkets, Inc. for the registration of 150,000 shares of its common stock, our report dated January 9, 2001 on our audits of the consolidated financial statements and schedules of Foodarama Supermarkets, Inc. as of October 28, 2000 and October 30, 1999 and for each of the three years in the period ended October 28, 2000, which report is included in Foodarama's Annual Report on Form 10-K for the year ended October 28, 2000, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading "Experts" in the prospectus included in this Registration Statement.



                                    /s/ AMPER, POLITZINER & MATTIA, P.A.




Edison, New Jersey
July 16, 2001